                                                                      EXHIBIT 12

                              SWIFT ENERGY COMPANY

                       RATIO OF EARNINGS TO FIXED CHARGES

                                                                  EQUITY/CASH
                                                  ALL CASH CASE      CASE
                                                    PRO FORMA      PRO FORMA
                           ACTUAL DATA                1997           1997          1997         1996         1995         1994
                 -------------------------------  -------------   -----------   ----------   ----------   ----------   ----------
            (1)  Gross G&A......................   20,096,383     20,096,383    20,096,383   18,215,744   16,603,884   16,773,066
            (2)  Net G&A........................   10,287,794     10,287,794     6,126,615    6,385,067    5,256,184    5,197,899
            (3)  Interest expense...............    9,799,202      6,311,702     5,032,952      693,959    1,115,361    1,795,133
            (4)  Rent expense...................    1,039,210      1,039,210     1,039,210      957,797      889,191      965,389
            (5)  N.I. before taxes..............   38,595,402     42,082,902    32,129,606   28,785,783    6,894,537    4,837,829
            (6)  Capitalized interest...........    2,326,691      2,326,691     2,326,691    1,549,575    1,442,022      766,572
            (7)  Depl. captl. interest..........      201,169        201,169       201,169      168,375       95,496       87,588


                    1993
                 ----------
            (1)  15,655,093
            (2)   5,065,323
            (3)     597,465
            (4)     961,280
            (5)   6,628,606
            (6)     389,352
            (7)      64,454

                         CALCULATED DATA
                 -------------------------------
      (8)=(2/1)  Unallocated G&A (%)............        51.19%         51.19%        30.49%       35.05%       31.66%       30.99%
      (9)=(4*8)  Non-cap'l. rent exp............      531,942        531,942       316,887      335,731      275,154      299,170
  (10)=(9*.333)   1/3 non-cap'l. rent exp.......      177,314        177,314       105,629      111,910       91,718       99,723
  (11)=(3+6+10)  Fixed charges..................   12,303,207      6,815,707     7,465,272    2,355,444    2,649,101    2,661,428
(12)=(3+5+7+10)  Earnings.......................   48,773,067     48,773,067    37,469,356   29,760,027    8,197,112    6,820,273
        Ratio of earnings to fixed costs (12/11)
 ................................................         3.96           5.53          5.02        12.63         3.09         2.56
                                                   ==========     ==========    ==========   ==========   ==========   ==========


      (8)=(2/1)       32.36%
      (9)=(4*8)     311,021
  (10)=(9*.333)     103,676
  (11)=(3+6+10)   1,090,493
(12)=(3+5+7+10)   7,394,203
        Ratio o
 ...............        6.78
                 ==========